                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                        LEHMAN BROTHERS HOLDINGS INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                                     N/A
--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                                   LEHMAN BROTHERS HOLDINGS INC.
--------------------------------------------------------------------------------
RICHARD S. FULD, JR.
Chairman and Chief Executive Officer

                                                               February 19, 1998

Dear Stockholder:

     The 1998 Annual Meeting of Stockholders of Lehman Brothers Holdings Inc. will be held on Tuesday, March 31, 1998, at 10:30 a.m. (New York Time), at the 26th Floor Auditorium, 3 World Financial Center, 200 Vesey Street, New York, New York 10285. A notice of the meeting, a proxy card and a proxy statement containing information about the matters to be acted upon are enclosed. You are cordially invited to attend.

     All holders of record of the Company's outstanding shares of Common Stock, Cumulative Convertible Voting Preferred Stock, Series A and Series B, and Redeemable Voting Preferred Stock at the close of business on February 10, 1998 will be entitled to vote at the Annual Meeting. It is important that your shares be represented at the meeting. You will be asked to (i) elect four Class II Directors; (ii) ratify the selection of Ernst & Young LLP as the Company's independent auditors for the 1998 fiscal year; and (iii) approve amendments to the 1996 Management Ownership Plan to (a) increase the number of shares of Common Stock with respect to which awards may be granted under the Plan from ten million to 15.5 million shares and (b) make an additional class of senior officers of the Company eligible to participate in the Plan. Accordingly, we request that you promptly sign, date and return the enclosed proxy card, regardless of the number of shares you hold.

                                          Very truly yours,

                                          /s/ Richard S. Fuld, Jr.
                                          Richard S. Fuld, Jr.

                                                               February 19, 1998

Dear Stockholder:

     Enclosed with this letter are the proxy materials for the upcoming Annual Meeting. You are being asked to approve the addition of 5.5 million shares to the 1996 Management Ownership Plan (the "1996 Plan"). Compensation paid under the 1996 Plan consists of long-term equity, which has served as an effective mechanism for the delivery of performance-driven compensation to senior officers of the Firm. In fact, operating results and stock price have improved dramatically since early 1996 when Stockholders approved the adoption of the 1996 Plan with an initial allocation of ten million shares. Net income has increased over 167% from $242 million in fiscal 1995 to $647 million in fiscal 1997 and the stock price has increased over 100% from approximately $23 at fiscal year-end 1995 to $51 at fiscal year-end 1997. Accordingly, the Compensation and Benefits Committee of the Board of Directors unanimously recommends approval of the proposed amendment to the 1996 Plan.

     A fundamental principle of our approach to compensation is to align the interests of every member of the Firm with those of the Stockholders. In brief, we believe that this can be accomplished through the following:

     - compensate all members of the firm with an "ownership" stake in the Company and, thus, encourage actions which build long-term Stockholder value; and

     - tie compensation to the achievement of specified performance goals.

     The 1996 Plan embodies this principle and will continue to meet the above-stated Firm objectives. As a result of awards under the 1996 Plan to senior officers and our Firm-wide programs, employees currently represent approximately 26% of the ownership of the Firm, up from approximately 17% at the time of adoption of the 1996 Plan. We believe this significant ownership stake truly aligns the interests of our employees and public Stockholders.

     The 1996 Plan allows the Company to grant restricted stock units ("RSUs") and other equity-based awards, such as options and performance stock units, to senior officers. In order to continue to make equity-based awards under the 1996 Plan for the foreseeable future, an additional 5.5 million shares of the Company's Common Stock need to be added to the Plan. This is less than 4.7% of the currently outstanding shares, and we believe the additional shares will enable us to continue to appropriately align the interests of senior officers and Stockholders. Stockholder approval of the increase is required to assure that awards to senior officers under such plans are tax-deductible to the Company, which itself is important to maximize Stockholder value.

     In addition to awards to senior officers under the 1996 Plan, we intend to continue our current practice of paying a significant percentage of all employees' total compensation in RSUs under our Firm-wide programs. The Firm-wide programs provide employees with a strong interest in the financial performance and growth of the Company and a powerful incentive in working to build long-term Stockholder value. As with the 1996 Plan, the RSUs paid under our Firm-wide programs will have vesting and resale restrictions, which will also assist the Firm in retaining key personnel. We are pleased to tell you that the Company will continue to fund RSUs and any other equity-based awards paid under our Firm-wide programs through secondary market purchases to avoid share dilution. By the end of 1997, we had purchased more than 7.5 million shares to fund awards under our Firm-wide programs. The Board of Directors announced last month that up to an additional 4.5 million shares will be purchased in 1998. We will keep you advised of our buy-back plans for later years.

                                          Sincerely,

                                          [MACOMBER SIG]
                                          John D. Macomber
                                          Chairman
                                          Compensation and Benefits Committee

                         LEHMAN BROTHERS HOLDINGS INC.
                            ------------------------

                 NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

To the Stockholders of Lehman Brothers Holdings Inc.:

     The 1998 Annual Meeting of Stockholders of Lehman Brothers Holdings Inc. (the "Company") will be held on Tuesday, March 31, 1998, at 10:30 a.m. (New York
Time), at the 26th Floor Auditorium, 3 World Financial Center, 200 Vesey Street, New York, New York 10285, to:

          (i) Elect four Class II Directors for terms of three years each;

          (ii) Ratify the selection of Ernst & Young LLP as the Company's independent auditors for the 1998 fiscal year;

          (iii) Approve amendments to the 1996 Management Ownership Plan to (a) increase the number of shares of Common Stock with respect to which awards may be granted under the Plan from ten million to 15.5 million shares and
     (b) make an additional class of senior officers of the Company eligible to participate in the Plan; and

          (iv) Act on any other business which may properly come before the Annual Meeting or any adjournment thereof.

     Stockholders of record at the close of business on February 10, 1998 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     THE COMPANY WILL ADMIT TO THE ANNUAL MEETING ALL STOCKHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON FEBRUARY 10, 1998, PERSONS HOLDING PROOF OF BENEFICIAL OWNERSHIP OR WHO HAVE BEEN GRANTED PROXIES AND ANY OTHER PERSON THAT THE COMPANY, IN ITS SOLE DISCRETION, MAY ELECT TO ADMIT. IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE CHECK THE APPROPRIATE BOX ON YOUR PROXY CARD.

     A copy of the Company's Annual Report to Stockholders is enclosed herewith unless the Stockholder is a Lehman Brothers employee. The Company's Annual Report to Stockholders is being separately distributed to Lehman Brothers employees.

                                          By Order of the Board of Directors
                                          [MANE SIG]
                                          Jennifer Marre
                                          Secretary

New York, New York
February 19, 1998

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE.

                         LEHMAN BROTHERS HOLDINGS INC.
                            3 WORLD FINANCIAL CENTER
                            NEW YORK, NEW YORK 10285

                                                               February 19, 1998

                                PROXY STATEMENT
                            ------------------------

                                  INTRODUCTION

     VOTE BY PROXY. This proxy statement (the "Proxy Statement") is furnished in connection with the solicitation of the accompanying proxy by the Board of Directors of Lehman Brothers Holdings Inc. (the "Company" and, together with its subsidiaries, the "Firm") for the 1998 Annual Meeting of Stockholders of the Company to be held on Tuesday, March 31, 1998 at 10:30 a.m. (New York Time), or any adjournment thereof (the "Annual Meeting"). This Proxy Statement and the proxy (a "proxy card" or "proxy") are expected to be mailed to the Company's stockholders of record at the close of business on February 10, 1998 (the "Stockholders") on or about February 20, 1998.

     You are cordially invited to attend the Annual Meeting, but whether or not you expect to attend in person, you are urged to complete, sign and date the enclosed proxy and return it in the enclosed, prepaid envelope. Stockholders have the right to revoke their proxies at any time prior to the time their shares are actually voted by (i) giving written notice to the Corporate Secretary of the Company, (ii) by subsequently filing a later dated proxy or
(iii) by attending the Annual Meeting and voting in person. Please note that attendance at the meeting will not by itself revoke a proxy.

     The enclosed proxy indicates on its face the number of shares of common and/or preferred stock registered in the name of each Stockholder at the close of business on February 10, 1998 (the "Record Date"). Proxies furnished to Company employees also indicate the number of shares, if any, (i) held by the employee under the Lehman Brothers Holdings Inc. Employee Stock Purchase Plan (the "ESPP"), (ii) allocated to the account of the employee under the Lehman Brothers Holdings Inc. Employee Stock Ownership Plan (the "ESOP"), (iii) that relate to the total number of restricted stock unit awards granted to the employee pursuant to various of the Company's Plans (as defined below), which shares are held, in part, in the 1997 Trust Under Lehman Brothers Holdings Inc. Incentive Plans (the "1997 Trust") and (iv) held by the employee in brokerage accounts at the Company's wholly owned subsidiary, Lehman Brothers Inc. ("LBI"), or at Fidelity Brokerage Services, Inc. ("Fidelity"). Proxies returned by employees with respect to shares allocated to the employee under the ESOP will be considered to be voting instructions returned to the ESOP trustee (the "ESOP Trustee") with respect to shares. Pursuant to the terms of the ESOP trust agreement, the ESOP Trustee shall vote unallocated shares and allocated shares for which no voting instructions are received in a manner that the ESOP Trustee judges to be in the best interest of the ESOP participants. Proxies returned by employees will be considered to be voting instructions returned to the 1997 Trust Trustee (the "1997 Trust Trustee") with respect to the number of shares determined pursuant to the terms of the agreement governing the 1997 Trust. The 1997 Trust Trustee shall implement such voting instructions as described below under "-- The Voting Stock." Proxies returned by employees with LBI or Fidelity brokerage accounts will be considered to be voting instructions returned to LBI or Fidelity, as applicable, with respect to shares held in each such account. Under the Lehman Brothers Holdings Inc. Tax Deferred Savings Plan (the "TDSP"), the trustees of the TDSP shall vote all the shares held in participating employees' accounts in a manner that such trustees judge to be in the best interest of the TDSP participants.

     GENERAL. Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted as follows:

     FOR the election of the four nominees for Class II Directors named below;

     FOR the ratification of the Board of Directors' selection of Ernst & Young LLP as the Company's independent auditors for the 1998 fiscal year; and

     FOR the approval of amendments (the "1996 Plan Amendments") to the Company's 1996 Management Ownership Plan (the "1996 Plan") to (a) increase the number of shares of Common Stock with respect to which awards may be granted under the 1996 Plan from ten million to 15.5 million shares and (b) make an additional class of senior officers of the Company eligible to participate in the Plan, as more fully described below.

     In the event a Stockholder specifies a different choice on the proxy, his or her shares will be voted in accordance with the specification so made. Confidential voting is not provided for in the Company's Certificate of Incorporation or By-Laws.

     The Company's 1997 Annual Report has been distributed to Stockholders in connection with this solicitation. A copy of the Company's Annual Report to the Securities and Exchange Commission (the "SEC") on Form 10-K, exclusive of exhibits, may be obtained without charge by writing to: Lehman Brothers Holdings Inc., 3 World Financial Center, 24th Floor, New York, New York 10285 Attn.:
Corporate Secretary. The Company's 1997 Annual Report and 1997 Annual Report on Form 10-K also will be available through the Lehman Brothers Web Site at http://www.lehman.com.

     COST OF SOLICITATION. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, officers or employees of the Company in person or by telephone or telegram, or other means of communication, for which no additional compensation will be paid. The Company has engaged the firm of Georgeson & Company Inc. to assist the Company in the distribution and solicitation of proxies. The Company has agreed to pay Georgeson a fee of $15,000 plus expenses for its services.

     The Company also will reimburse brokerage houses, including LBI, and other custodians, nominees and fiduciaries for their reasonable expenses, in accordance with the rules and regulations of the SEC, the New York Stock Exchange, Inc. ("NYSE") and other exchanges, in sending proxies and proxy materials to the beneficial owners of shares of the Company's voting securities.

     THE VOTING STOCK. The Company has four series of voting stock: Common Stock, par value $.10 per share (the "Common Stock"), Cumulative Convertible Voting Preferred Stock, Series A, par value $1.00 per share (the "Series A Preferred Stock"), Cumulative Convertible Voting Preferred Stock, par value $1.00 per share (the "Series B Preferred Stock"), and Redeemable Voting Preferred Stock, par value $1.00 per share ("Redeemable Preferred Stock") (the Series A Preferred Stock, Series B Preferred Stock and Redeemable Preferred Stock are collectively referred to herein as the "Preferred Stock," and the Common Stock and the Preferred Stock are collectively referred to herein as the "Voting Stock").

     As of the Record Date, there were 119,097,077 shares of Common Stock outstanding (exclusive of 904,768 shares held in the treasury), each entitled to one vote with respect to each matter to be voted on at the Annual Meeting, and there were outstanding 32,100 shares of Series A Preferred Stock, 12,967,900 shares of Series B Preferred Stock and 1,000 shares of Redeemable Preferred Stock. Each of the Series A Preferred Stock and the Series B Preferred Stock is entitled to .3178313 votes per share, and the Redeemable Preferred Stock is entitled to 1,059 votes per share. There is no cumulative voting provision for Common Stock or Preferred Stock. The Common Stock and the Preferred Stock will vote together as a single class on each matter to be voted on at the meeting. As of the Record Date, the Common Stock is entitled to an aggregate of 119,097,077 votes, or 95.82% of the total number of votes entitled to be cast at the Annual Meeting; the Series A Preferred Stock is entitled to an aggregate of 10,202.38 votes, or 0.01% of the total number of votes entitled to be cast at the Annual Meeting; the Series B Preferred Stock is entitled to an aggregate of 4,121,604.52 votes, or 3.32% of the total number of votes entitled to be cast at the Annual Meeting; and the Redeemable

Preferred Stock is entitled to an aggregate of 1,059,000 votes, or 0.85% of the total number of votes entitled to be cast at the Annual Meeting. The presence in person or by proxy at the Annual Meeting of the holders of a majority of the shares of Common Stock and Preferred Stock outstanding and entitled to vote on the Record Date shall constitute a quorum.

     The 1997 Trust holds shares of Common Stock ("Trust Shares") issuable to future, current and former employees of the Company in connection with the granting to such employees of restricted stock unit awards ("RSU Awards") under the Company's Employee Incentive Plan (the "Employee Incentive Plan"), the Company's 1994 Management Ownership Plan (the "1994 Plan") and the 1996 Plan (together with the Employee Incentive Plan and the 1994 Plan, the "Plans").

     The 1997 Trust provides that the 1997 Trust Trustee will vote all Trust Shares in accordance with instructions received from persons who have received RSU Awards under the Plans ("Current Participants"). For each Current Participant, the 1997 Trust Trustee shall vote or abstain from voting, according to instructions received from such Current Participant, with respect to that number of Trust Shares that results from multiplying (x) the number of Trust Shares existing on the Record Date by (y) a fraction, the numerator of which is the number of RSU Awards held by such Current Participant and as to which the 1997 Trust Trustee has received voting instructions from such Current Participant, and the denominator of which is the total number of RSU Awards held by all Current Participants and as to which the 1997 Trust Trustee has received voting instructions.

     As of the Record Date, 18,246,760 Trust Shares (representing approximately 14.7% of the votes entitled to be cast at the Annual Meeting) were held by the 1997 Trust.

     As of the Record Date, American Express Company ("American Express") or one or more of its subsidiaries owned no shares of Common Stock, 70.7% of the outstanding shares of Series B Preferred Stock, representing approximately 2.34% of the votes entitled to be cast at the Annual Meeting, and 92.8% of the outstanding shares of Redeemable Preferred Stock, representing less than 1% of the votes entitled to be cast at the Annual Meeting. American Express has agreed that so long as it or any of its subsidiaries holds any shares of Redeemable Preferred Stock, it will vote such shares or cause such shares to be voted in the same proportion as the votes cast by the holders of shares of Common Stock on matters to be voted on by Stockholders.

     STOCKHOLDERS ENTITLED TO VOTE. Only Stockholders of record on the Record Date are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

     To the knowledge of management, except as described below, no person beneficially owned more than five percent of any class of Voting Stock as of December 31, 1997.

                                                                       NUMBER OF        PERCENT OF
         TITLE OF CLASS                   BENEFICIAL OWNER              SHARES            CLASS
--------------------------------  --------------------------------    -----------       ----------
Common Stock....................  FMR Corp.(a)                          7,137,424(b)         6.0%
                                  The Prudential Insurance
                                  Company of America(c)                 7,079,321(d)         5.9%
Cumulative Convertible Voting
  Preferred Stock, Series B.....  American Express(e)                   9,163,683(f)        70.7%
Redeemable Voting
  Preferred Stock...............  American Express                            928(f)        92.8%
                                  Nippon Life Insurance
                                  Company(g)                                   72(h)         7.2%

---------------
(a) According to Amendment No. 5 to Schedule 13G, dated February 14, 1998 (the "Fidelity Schedule 13G"), filed by FMR Corp., the address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(b) The information in this footnote has been extracted from the Fidelity
    Schedule 13G. Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 6,161,171 shares of Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, and as a result of acting as sub-adviser to Fidelity American Special Situations Trust ("FASST"), a unit trust established under the laws of England. The investment adviser of FASST is Fidelity Investment Services Limited, a company established under the laws of England and a subsidiary of Fidelity International Limited ("FIL"). Edward C. Johnson 3d, FMR Corp., through its control of Fidelity and certain funds each have sole power to dispose of the 6,129,871 shares owned by certain Funds. Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees. FIL, FMR Corp., through its control of Fidelity, and FASST each have sole power to vote and to dispose of the 31,300 shares held by FASST. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 779,453 shares of Common Stock as a result of its serving as investment manager of certain institutional account(s). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each have sole dispositive power over 779,453 shares and sole power to vote or to direct the voting of 654,573 shares, and no power to vote or to direct the voting of 124,880 shares of Common Stock owned by the institutional account(s) as reported above. FIL and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL is the beneficial owner of 228,100 shares of Common Stock, which include 31,300 shares owned by FASST. Prior to June 30, 1980, FIL was a majority-owned subsidiary of Fidelity. On that date, the shares of FIL held by Fidelity were distributed, as a dividend, to the shareholders of FMR Corp. FIL currently operates as an entity independent of FMR Corp. and Fidelity. FIL has the sole power to vote and the sole power to dispose of 196,800 shares. FIL, FMR Corp., through its control of Fidelity, and FASST each have sole power to vote and to dispose of the 31,300 shares held by FASST.

(c) According to Amendment No. 2 to Schedule 13G, dated February 10, 1998 (the "Prudential Schedule 13G"), filed by The Prudential Insurance Company of America ("Prudential"), the address of Prudential is 751 Broad Street, Newark, New Jersey 07102.

(d) The information in this footnote has been extracted from the Prudential
    Schedule 13G. Prudential may have direct or indirect voting and/or investment discretion over 7,079,321 shares of Common Stock which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. Prudential has disclosed in the Prudential Schedule 13G that it has sole power to vote or to direct the vote and sole power to dispose or direct the disposition with respect to 16,187 shares and shared power to vote or to direct the vote and shared power to dispose or direct the disposition with respect to 7,063,134 shares.

(e) The address of American Express is 3 World Financial Center, New York, New York 10285.

(f) Based on information furnished by American Express, American Express has sole investment and sole voting power over all shares. The Cumulative Convertible Voting Preferred Stock, Series B, owned by American Express is convertible into 2,912,505 shares of Common Stock, and if converted would represent approximately 2.4% of that class.

(g) The address of Nippon Life Insurance Company ("Nippon Life") is 2-2, Yurakucho, 1-Chome, Chiyoda-ku, Tokyo, 100-8444, Japan.

(h) Based upon information furnished by Nippon Life, Nippon Life also beneficially owns 5,487,802 shares of Common Stock, representing approximately 4.6% of that class, and has sole investment and sole voting power over all shares.

                                   PROPOSAL 1

                         ELECTION OF CLASS II DIRECTORS

     At the Annual Meeting four Class II Directors are to be elected, each to serve until the Annual Meeting in 2001 and until his or her successor is elected and qualified. The Restated Certificate of Incorporation of the Company establishes a classified Board of Directors with three classes, designated Class I, Class II and Class III. The terms of Class I and Class III Directors continue until the Annual Meetings in 1999 and 2000, respectively, and until their respective successors are elected and qualified.

     The four nominees for Director are: Michael L. Ainslie, Roger S. Berlind, Hideichiro Kobayashi and Dina Merrill. Messrs. Ainslie, Berlind and Kobayashi and Ms. Merrill were elected Class II Directors in 1996, 1985, 1997 and 1988, respectively.

     Provided that a majority of the outstanding Voting Stock votes on the proposal, the four nominees receiving the greatest number of votes cast by the holders of the Voting Stock will be elected as Class II Directors of the Company. Except as stated in the following sentence, the persons specified in the enclosed proxy intend to vote for the nominees listed below, all of whom have consented to being named in this Proxy Statement and to serving if elected. Although management knows of no reason why any nominee would be unable to serve, the persons designated as proxies reserve full discretion to vote for another person in the event any such nominee is unable to serve.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL NOMINEES.

     The following information is provided with respect to the nominees for Director and the incumbent Directors. Italicized wording indicates principal occupation(s).

              NOMINEES FOR ELECTION AS CLASS II DIRECTORS TO SERVE
                 UNTIL THE 2001 ANNUAL MEETING OF STOCKHOLDERS

MICHAEL L. AINSLIE            DIRECTOR SINCE 1996                        AGE: 54

Private Investor and former President and Chief Executive Officer of Sotheby's Holdings. Mr. Ainslie, a private investor, is the former President, Chief Executive Officer and a Director of Sotheby's Holdings. He was Chief Executive Officer of Sotheby's from 1984 to 1994. From 1980 to 1984 he was President of the National Trust for Historic Preservation. From 1975 to 1980 he was Chief Operating Officer of N-Ren Corp., a Cincinnati based chemical manufacturer. From 1971 to 1975, he was President of Palmas Del Mar, a real estate development company. He began his career as an associate with McKinsey and Company. He is Vice

Chairman of the Board of Directors of the New York Landmarks Conservancy, as well as a Trustee of Vanderbilt University. Mr. Ainslie serves as a Director of the United States Tennis Association and is also Chairman of the Posse Foundation. Mr. Ainslie serves as a member of the Audit Committee.

ROGER S. BERLIND              DIRECTOR SINCE 1985                        AGE: 67

Theatrical Producer. Roger S. Berlind, who is also a private investor, has been a theatrical producer and principal of Berlind Productions since 1981. Mr. Berlind is also a Director of LBI, a Governor of the League of American Theaters and Producers and has served as a Trustee of Princeton University, the Eugene O'Neill Theater Center and the American Academy of Dramatic Arts. Mr. Berlind serves as the Chairman of the Audit Committee and as a member of the Finance Committee.

HIDEICHIRO KOBAYASHI          DIRECTOR SINCE 1997                        AGE: 53

Director and General Manager for the Americas of Nippon Life. Mr. Kobayashi has been affiliated with Nippon Life, Japan's largest insurance company, since 1967, has been General Manager for the Americas since April 1997 and has been a Director since July 1997. Mr. Kobayashi was General Manager for the International Finance Department from 1995 to 1997 and was General Manager of the International Finance and Planning Department from 1994 to 1995. He was General Manager of the International Finance Department from 1993 to 1994. Mr. Kobayashi was General Manager of the International Investment Department of Nippon Life from 1992 to 1993 and President of NLI International Inc. and Chief Representative of New York from 1989 to 1992. Mr. Kobayashi has been a Director since May 1997 of PanAgora Asset Management, Inc. Mr. Kobayashi serves as a member of the Audit Committee and the Finance Committee.

DINA MERRILL                  DIRECTOR SINCE 1988                        AGE: 69

Director and Vice Chairman of RKO Pictures, Inc. and Actress. Dina Merrill, a Director and Vice Chairman of RKO Pictures, Inc., is an actress and also a private investor. Ms. Merrill was a Presidential Appointee to the Kennedy Center Board of Trustees and is a Vice President of the New York City Mission Society, a Trustee of the Eugene O'Neill Theater Foundation and a member of the board of Project Orbis, the Juvenile Diabetes Foundation and the Museum of Television and Radio. Ms. Merrill serves as a member of the Compensation and Benefits Committee and the Nominating Committee.

                CLASS I DIRECTORS WHOSE TERMS CONTINUE UNTIL THE
                      1999 ANNUAL MEETING OF STOCKHOLDERS

JOHN F. AKERS                 DIRECTOR SINCE 1996                        AGE: 63

Retired Chairman of International Business Machines Corporation. Mr. Akers, a private investor, is the retired Chairman of the Board of Directors of International Business Machines Corporation. Mr. Akers served as Chairman of the Board of Directors and Chief Executive Officer of IBM from 1985 until his retirement on May 1, 1993, completing a 33-year career with IBM. Mr. Akers is a Director of W. R. Grace & Co., the New York Times Company, PepsiCo, Inc., Hallmark Cards, Inc. and Springs Industries and a member of the U.S. Advisory Board of Zurich Insurance Company and the Advisory Board of Directorship. He is a former member of the Board of Trustees of the California Institute of Technology and The Metropolitan Museum of Art, as well as the former Chairman of the Board of Governors of United Way of America. Mr. Akers is also a former member of President George Bush's Education Policy Advisory Committee. Mr. Akers serves as a member of the Finance Committee and the Compensation and Benefits Committee.

RICHARD S. FULD, JR.          DIRECTOR SINCE 1990                        AGE: 51

Chairman and Chief Executive Officer. Mr. Fuld has been Chairman of the Board of Directors of the Company and LBI since April 1994 and Chief Executive Officer of the Company and LBI since November 1993. He is also a member of the Corporate Management Committee. Mr. Fuld was President and Chief

Operating Officer of the Company and LBI from March 1993 to April 1994 and was Co-President and Co-Chief Operating Officer of both corporations from January 1993 to March 1993. He was President and Co-Chief Executive Officer of the Lehman Brothers Division from August 1990 to March 1993. Mr. Fuld was a Vice Chairman of LBI from August 1984 until 1990. He also serves as a Director and executive officer of several of the Company's subsidiaries. Mr. Fuld has been a Director of LBI since 1984 and a Director of the Company since 1990. Mr. Fuld is a trustee of Mount Sinai Medical Center, a member of the Executive Committee of Mount Sinai Children's Center Foundation, and a Director of Ronald McDonald House, a member of the Board of Governors of the New York Stock Exchange and a member of the President's Advisory Committee on Trade Policy Negotiations. Mr. Fuld is a member of the University of Colorado Business Advisory Council. Mr. Fuld serves as the Chairman of the Executive Committee and as Chairman and a non-voting member of the Nominating Committee.

MASAHIRO YAMADA               DIRECTOR SINCE 1997                        AGE: 52

Managing Director of Nippon Life. Mr. Yamada has resigned as a Director, such resignation to take effect March 31, 1998. Mr. Yamada has been affiliated with Nippon Life, Japan's largest insurance company, since 1968 and has been Managing Director since March 1997. Mr. Yamada was Director and General Manager for the Corporate Planning Department from 1995 to 1997 and was Director and General Manager of the Actuarial Department from 1994 to 1995. He was Branch Manager of the Hiroshima Branch Office from 1992 to 1994. Mr. Yamada was General Manager of the International Investment Department of Nippon Life from 1990 to 1992 and Deputy General Manager of the International Planning Department from 1989 to 1990. He was Manager of the International Securities Investment Department from 1984 to 1989. Mr. Yamada was sent to London as trainee in 1978 and was Chief Representative in Nippon's London Office from 1981 to 1984. Mr. Yamada has been a Director since May 1997 of PanAgora Asset Management, Inc., and a Director since June 1997 of PanAgora Asset Management Limited.

               CLASS III DIRECTORS WHOSE TERMS CONTINUE UNTIL THE
                      2000 ANNUAL MEETING OF STOCKHOLDERS

THOMAS H. CRUIKSHANK          DIRECTOR SINCE 1996                        AGE: 66

Retired Chairman and Chief Executive Officer of Halliburton Company. Mr. Cruikshank was the Chairman and Chief Executive Officer of Halliburton Company, a major petroleum industry service company, from 1989 to 1995. He joined the company in 1969, and served as a Director from 1977 to 1996. Mr. Cruikshank is a member of the Board of Directors of The Goodyear Tire & Rubber Company, The Williams Companies, Inc. and Seagull Energy Corporation. Mr. Cruikshank serves as a member of the Audit Committee.

HENRY KAUFMAN                 DIRECTOR SINCE 1995                        AGE: 70

President of Henry Kaufman & Company, Inc. Dr. Kaufman has been President of Henry Kaufman & Company, Inc., an investment management and economic and financial consulting firm, since 1988. For the previous 26 years, he was with Salomon Brothers Inc, where he was a Managing Director, Member of the Executive Committee, and in charge of Salomon's four research departments. He was also a Vice Chairman of the parent company, Salomon Inc. Before joining Salomon Brothers, Dr. Kaufman was in commercial banking and served as an economist at the Federal Reserve Bank of New York. Dr. Kaufman is a Director of Federal Home Loan Mortgage Corporation and W. R. Berkley Corporation. He is the Chairman of the Board of Trustees of the Institute of International Education, the Chairman of the Board of Overseers of the Stern School of Business of New York University and a Member of the Board of Trustees of the Animal Medical Center. Dr. Kaufman is a Member of the Board of Trustees of the Whitney Museum of American Art, a Member of the International Capital Markets Advisory Committee of the Federal Reserve Bank of New York, a Member of the Advisory Committee to the Investment Committee of the International Monetary Fund Staff Retirement Plan and a Member of the Board of Governors of Tel-Aviv University. Dr. Kaufman serves as the Chairman of the Finance Committee and as a member of the Nominating Committee.

JOHN D. MACOMBER              DIRECTOR SINCE 1994                        AGE: 70

Principal of JDM Investment Group. Mr. Macomber has been a Principal of JDM Investment Group, a private investment firm, since 1992. He was Chairman and President of the Export-Import Bank of the United States from 1989 to 1992, Chairman and Chief Executive Officer of Celanese Corporation from 1973 to 1986 and a Senior Partner at McKinsey & Co. from 1954 to 1973. Mr. Macomber is a Director of Bristol-Myers Squibb Company, The Brown Group, Inc., Mettler-Toledo International, Pilkington, Ltd., Textron Inc. and Xerox Corporation. He is Chairman of the Council for Excellence in Government and Vice Chairman of the Atlantic Council. He is a Director of the French-American Foundation, the National Executive Services Corps and a Trustee of the Carnegie Institution of Washington and the Folger Library. Mr. Macomber serves as the Chairman of the Compensation and Benefits Committee and as a member of the Executive Committee and the Nominating Committee.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Executive, Audit, Compensation and Benefits, Finance and Nominating Committees of the Board of Directors are described below.

     EXECUTIVE COMMITTEE. The Executive Committee consists of Mr. Fuld, who chairs the Executive Committee, and Mr. Macomber. The Executive Committee has the authority, in the intervals between meetings of the Board of Directors, to exercise all of the authority of the Board of Directors, except for those matters that the Delaware General Corporation Law or the Restated Certificate of Incorporation reserve to the full Board of Directors. The Executive Committee acted by unanimous written consent 13 times during the fiscal year ended November 30, 1997 ("Fiscal 1997").

     AUDIT COMMITTEE. The Audit Committee consists of Mr. Berlind, who chairs the Audit Committee, and Messrs. Ainslie, Cruikshank and Kobayashi, all of whom are Non-employee Directors. The Audit Committee represents the Board in discharging its responsibilities relating to the accounting, reporting and financial control practices of the Company. The Audit Committee has general responsibility for surveillance of financial controls, as well as for the Company's accounting and audit activities. The Audit Committee annually reviews the qualifications of the independent auditors, makes recommendations to the Board of Directors as to their selection, reviews the audit plan, fees and audit results, and approves non-audit services to be performed by the auditors and related fees. The Audit Committee held three meetings during Fiscal 1997.

     COMPENSATION AND BENEFITS COMMITTEE. The Compensation and Benefits Committee (the "Compensation Committee") consists of Mr. Macomber, who chairs the Compensation Committee, and Mr. Akers and Ms. Merrill, all of whom are Non-employee Directors. The Compensation Committee establishes corporate policy and programs with respect to the compensation of officers and employees of the Firm, including establishing compensation policies and practices, such as salary, cash incentive, restricted stock, long-term incentive compensation and stock purchase plans and other programs, and making grants under such plans. The Compensation Committee also establishes and administers all of the Company's employee benefit and compensation plans and has the authority, where appropriate, to delegate its duties. The Compensation Committee held seven meetings and acted by telephone or unanimous written consent once during Fiscal 1997.

     FINANCE COMMITTEE. The Finance Committee consists of Dr. Kaufman, who chairs the Finance Committee, and Messrs. Akers, Berlind and Kobayashi. The Finance Committee reviews and advises the Board of Directors on the financial policies and practices of the Company, and periodically reviews, among other things, major capital expenditure programs and significant capital transactions and recommends a dividend policy to the Board of Directors. The Finance Committee held two meetings during Fiscal 1997.

     NOMINATING COMMITTEE. The Nominating Committee consists of Mr. Fuld, who chairs the Nominating Committee but is a nonvoting member, and three Non-employee Directors, Messrs. Kaufman and Macomber and Ms. Merrill. The Nominating Committee considers and makes recommendations to the Company's Board of Directors with respect to the size and composition of the Board of Directors and Board Committees and with respect to potential candidates for membership on the Board of Directors. The Nominating Committee acted by unanimous written consent once during Fiscal 1997. The Nominating Committee will consider nominees for Director recommended by Stockholders. Stockholders wishing to submit recommendations for the 1999 Annual Meeting of Stockholders should write to the Corporate Secretary, Lehman Brothers Holdings Inc., 3 World Financial Center, 24th Floor, New York, New York 10285. The Company's By-Laws contain time limitations, procedures and requirements relating to Stockholder nominations.

                      ATTENDANCE AT MEETINGS BY DIRECTORS

     The Board of Directors held seven meetings and acted by unanimous written consent once during Fiscal 1997. All Directors other than Mr. Yamada, who resides in Japan, attended 75 percent or more of the aggregate of (a) the total number of meetings of the Board held during the period when he or she was a Director and (b) the total number of meetings held by all Committees of the Board on which he or she served during the period when he or she was a Director. The number of meetings held by each Committee during Fiscal 1997 is set forth above.

                           COMPENSATION OF DIRECTORS

     Non-employee Directors receive an annual retainer of $45,000 and are reimbursed for reasonable travel and related expenses. The annual retainer is paid quarterly; however, the fourth quarter payment will be withheld for failure to attend 75% of the total number of meetings. During Fiscal 1997, each Non-employee Director who served as a chairman of a Committee of the Board of Directors received an additional annual retainer of $7,500 per Committee and each Non-employee Director who served as a member of the Executive Committee received an additional annual retainer of $15,000. In November 1997, the Board of Directors changed the fee arrangements for Directors, acting upon the recommendation of the Compensation Committee. Henceforth, each Non-employee Director serving as a chairman of a Committee of the Board of Directors will receive an additional annual retainer of $15,000 per Committee, and each Non-employee Director serving as a Committee member will receive $1,500 per Committee meeting, payable whether the Committee meets in person or telephonically or acts by unanimous written consent.

     Restricted Stock Unit Grants for Non-Employee Directors. Under the terms of the 1994 Plan, a grant of Restricted Stock Units ("RSUs") representing $30,000 fair market value of Common Stock (as of the date of the Annual Meeting) will be made to each Non-employee Director on the first business day following the Company's Annual Meeting of Stockholders for each year that such plan is in effect. As of each date that a dividend is paid on Common Stock, each Non-employee Director holding RSUs shall be credited with a number of additional RSUs equal to the product of (A) the dividend paid on one share of Common Stock, multiplied by (B) the number of RSUs held by the Non-employee Director, divided by (C) the closing price of Common Stock on the NYSE on such date. One-third of the RSUs granted to Non-employee Directors will vest on each of the first three anniversaries of the date of grant, or, if earlier, immediately upon death, disability or termination of service as a Non-employee Director after serving ten years. One-third of a Non-employee Director's vested RSUs is payable in Common Stock on each of the first three anniversaries following death, disability or termination of service. The number of RSUs granted will be based on the closing price of the Common Stock on the NYSE on the day such units are awarded.

     The Company's Deferred Compensation Plan for Non-employee Directors. The Company's Deferred Compensation Plan for Non-employee Directors is a non-qualified deferred compensation plan which provides each Non-employee Director an opportunity to elect to defer receipt of compensation to be earned for services on the Board of Directors. Each Non-employee Director may elect to defer all or a specified percentage of his or her future compensation (or such election may be limited to such Non-employee Director's annual retainer fees) with respect to one or more terms as Director. Such an election can be revoked only by a showing of financial hardship and with the consent of the Compensation Committee. Amounts deferred are credited quarterly with interest, based upon the average 30-day U.S. Treasury Bill rate, and compounded annually. Deferred amounts will be paid in either a lump sum or in annual installments over a period not to exceed ten years as elected by the Non-employee Director. Payments will commence pursuant to an election by the Non-employee Director at a specified date in the future or upon termination of service as a Non-employee Director.

     The Company's Frozen Retirement Plan for Non-employee Directors. Prior to May 1994, the Company maintained the Company's Retirement Plan for Non-employee Directors which was a non-qualified retirement plan which provided a limited annual retirement benefit for Non-employee Directors who had earned five or more years of service as defined in the plan. Participation in this plan was frozen on May 31, 1994. Any Non-employee Director who had, on such date, completed at least five years of service as a Director (determined in accordance with this plan) has vested benefits under this plan. Any individual who was a Non-employee Director on such date, but had not completed five years of service as of such date, will acquire vested benefits under this plan at the time such individual completes such five years of service as a Director. Any individual who becomes a Non-employee Director after such date is ineligible to participate in this plan. Vested benefits under this plan will be paid after the individual ceases to be a Director.

                       EXECUTIVE OFFICERS OF THE COMPANY

     Biographies of the current Executive Officers of the Company (the "Executive Officers") are set forth below, excluding Mr. Fuld whose biography is included above. The Executive Officers comprise the Company's Corporate Management Committee, which performs broad, policy making functions for the Company. Each Executive Officer was appointed by the Board of Directors and serves at the discretion of the Board of Directors until a successor is appointed or until resignation or removal in accordance with applicable law.

JEREMIAH M. CALLAGHAN                                                    AGE: 54

Chief of Operations and Technology. Mr. Callaghan is the Firm's Chief of Operations and Technology. He has been a Managing Director of LBI since 1991. He is also a member of the Lehman Brothers Operating Committee and the Corporate Management Committee. Prior to joining Lehman Brothers, Mr. Callaghan held various senior positions in the securities processing and operations groups of the American Express Information Services Corporation (now First Data Corp.) and Shearson Lehman Brothers. At Shearson Lehman Brothers, he was head of the Securities Processing Group. Mr. Callaghan previously was a general partner at Bear Stearns as well as a member of its management and operations committees. He worked at Bear Stearns from 1975 to 1988, when he left to work full time at Covenant House, a non-profit organization for troubled young people. Before joining Bear Stearns, Mr. Callaghan had held positions at Industrial Bank of Japan, Lynch Jones & Ryan and Coopers & Lybrand.

JOHN L. CECIL                                                            AGE: 43

Chief Administrative Officer. Mr. Cecil has been Chief Administrative Officer of the Company and LBI as well as a Managing Director of LBI since January 1994. He is also a member of the Operating Committee and the Corporate Management Committee. Mr. Cecil joined McKinsey & Company, Inc. in 1980 where he was elected a partner in 1986 and was a Director from 1991 through December 1993. Mr. Cecil is a member of the Board of Directors of Graham-Windham Agency and is the Chairman of its Executive Committee.

CHARLES B. HINTZ                                                         AGE: 48

Chief Financial Officer. Mr. Hintz has been Chief Financial Officer of the Company and LBI and a Managing Director of LBI since March 1996. He is also a member of the Operating Committee and the Corporate Management Committee. He also has been since March 1996. He is responsible for the Firm's Financial Management and Control, Treasury and Tax and Capital Planning, Asset/Liability Management, and Creditor and Rating Agency Relations. Mr. Hintz served from 1985 to March 1996 with Morgan Stanley Group, most recently as Managing Director and Treasurer. Mr. Hintz is a member of the Treasury Managers Association (CCM), and a member of the Financial Executives Institute and the National Investor Relations Institute. He is a Lieutenant Commander in the U.S. Naval Reserve.

THOMAS A. RUSSO                                                          AGE: 54

Chief Legal Officer. Mr. Russo is the Firm's Chief Legal Officer. He has been a Managing Director of LBI since 1993. He is also a member of the Lehman Brothers Operating Committee and a member of the Corporate Management Committee of the Company. He is responsible for the Company's Legal, Compliance, Corporate Communications, Internal Audit, Investor Relations, Government Relations, Diversified Asset Group and the Transactions Management Documentation Group Departments, as well as the Firm Investment and Investment Banking Commitment Committees. Mr. Russo also serves as Chairman of the Company's New Products Committee and Operating Exposures Committee. From 1977 until he joined LBI in 1993, Mr. Russo was a partner at the law firm of Cadwalader, Wickersham & Taft where he had a financial markets and general corporate practice.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the beneficial ownership of Common Stock as of the Record Date for each current Director of the Company (which include all nominees for Director), each Executive Officer and all current Directors and Executive Officers as a group. Except as described below, each of the persons listed below has sole voting and investment power with respect to the shares shown. None of the individuals beneficially owns any of the Company's outstanding Preferred Stock or as much as 1.0% of the outstanding shares of Common Stock, including shares that may be acquired within 60 days, except for Mr. Fuld, who owns approximately 1.3%. All current Directors and Executive Officers as a group own shares of Common Stock, including shares that may be acquired within 60 days, that in the aggregate represent approximately 2.9% of the outstanding Common Stock.

                                                                               NUMBER OF SHARES OF
                                                                              COMMON STOCK WHICH MAY
                                                       NUMBER OF SHARES       BE ACQUIRED WITHIN 60
                  BENEFICIAL OWNER                    OF COMMON STOCK (A)              DAYS
----------------------------------------------------  -------------------     ----------------------
Michael L. Ainslie..................................          1,000                          0
John F. Akers.......................................          1,000                          0
Roger S. Berlind....................................         80,000(b)                       0
Jeremiah M. Callaghan...............................          9,188                    462,761
John L. Cecil.......................................          7,616                    755,000
Thomas H. Cruikshank................................          4,000                          0
Richard S. Fuld, Jr.................................        203,463(c)               1,387,589
Charles B. Hintz....................................         24,039                    175,000
Henry Kaufman.......................................         35,000(d)                       0
Hideichiro Kobayashi................................              0                          0
John D. Macomber....................................         22,000                          0
Dina Merrill........................................          5,240                          0
Thomas A. Russo.....................................         26,217                    350,120
Masahiro Yamada.....................................              0                          0
All Current Directors and Executive Officers as a
  group (14 individuals)............................        418,763                  3,130,470

---------------
(a) This table does not include 5,609.89 RSUs held by each of Messrs. Berlind, Macomber and Ms. Merrill; 3,884.60 RSUs held by Dr. Kaufman; 2,182.89 RSUs held by Mr. Akers; 956.22 RSUs held by Messrs. Ainslie and Cruikshank; and the RSUs held by the Executive Officers, which are set forth in footnote (a) of the Summary Compensation Table on page 15. RSUs are convertible on a one-for-one basis into shares of Common Stock, but are subject to significant vesting and forfeiture restrictions and cannot be sold or transferred until converted to Common Stock and, with respect to each person identified in the table, are not convertible within 60 days following the Record Date. Nonetheless, a holder of RSUs will be entitled to direct the 1997 Trust Trustee to vote a number of Trust Shares that is proportionate to the number of RSUs held by such person; such number of Trust Shares will be calculated prior to the Annual Meeting and will be determined by the number of Trust Shares held by the 1997 Trust on the Record Date and the extent to which Current Participants under the Plans return voting instructions to the 1997 Trust Trustee. See "Introduction -- The Voting Stock."

(b) Excludes 40,000 shares of Common Stock held by Mr. Berlind's wife, as to which Mr. Berlind disclaims beneficial ownership.

(c) Includes 3,593 shares of Common Stock held by Mr. Fuld's children, as to which Mr. Fuld acts as custodian.

(d) Held by Dr. Kaufman's various family trusts, foundations and partnerships. Dr. Kaufman has sole voting and sole investment power over 10,000 of such shares and shared voting and shared investment power over 25,000 of such shares.

        COMPENSATION COMMITTEE REPORT ON EXECUTIVE OFFICER COMPENSATION

     The Compensation Committee makes decisions with respect to the compensation of the Company's Chief Executive Officer and the other Executive Officers. The Compensation Committee is composed of Mr. Macomber, who chairs the Compensation Committee, Mr. Akers and Ms. Merrill.

     In making its decisions with respect to the compensation of Executive Officers, the Compensation Committee has adopted several practical and philosophical positions:

     - Deliver a significant portion of total compensation in equity-based awards, thereby aligning the financial interest of Executive Officers with Stockholders and encouraging prudent long-term strategic decisions. Where feasible, based on market conditions and other factors, shares will be repurchased in the market to avoid Stockholder dilution.

     - Tie compensation for Executive Officers to annual and long-term performance goals, which further harmonizes the interests of Executive Officers with those of Stockholders and rewards Executive Officers for achievements.

     - Ensure that compensation opportunities are comparable with those at major competitors, so that the Firm may recruit and retain talented Executive Officers who are key to the Company's long-term success.

     The elements and weightings of the compensation program at the Company are comparable to those used in the investment banking industry, but are considerably different from those of other major corporations operating in different industries. Total compensation is comprised of base salary and both cash and non-cash incentive compensation. Base salaries are intended to make up a small portion of total compensation. The greater part of total compensation is based on the Company's financial performance and other factors and is delivered through a combination of cash and equity-based awards. This approach results in overall compensation levels which will vary significantly with the financial performance of the Company.

     As in 1995 and 1996, a key element of Executive Officer compensation for Fiscal 1997 was pre-established compensation formulas for each Executive Officer, which in Fiscal 1997 were based on the Company's return on equity. The formulas were intended to provide a specific amount of cash and Restricted Stock Units, which are subject to significant vesting and forfeiture restrictions and cannot be sold or transferred until converted to Common Stock. The percentage of total compensation consisting of RSUs for Executive Officers increases with the level of executive responsibility. (The Compensation Committee has taken a similar approach in the RSU award program for employees, by paying a percentage of employee compensation in RSUs, with the percentage increasing commensurate with employee compensation levels.)

     As in 1995 and 1996, Fiscal 1997 Executive Officer Compensation included a long-term incentive plan ("LTIP") as a component of total compensation. Whereas the cash and RSU components of total compensation are based upon annual performance goals, the LTIP awards performance stock units over a longer period. Under the LTIP, the Company's return on equity, its relative performance with a competitor group and the share price of the Company, determine an award of RSUs which vest in one-third increments in 2002 through 2004. The performance component of the LTIP seeks to further align executive performance with Stockholder interests. The vesting component seeks to encourage the retention of talented executives, particularly if the Company's return on equity and stock price result in a meaningful award.

     The Compensation Committee also utilized stock option awards in Fiscal 1997 to further encourage Executive Officers to strive for long-term Stockholder value. The options were awarded with exercise prices equal to fair market value and will vest in four and one-half years. Vesting accelerates ratably in thirds as the market price of the Common Stock increases to levels well above the issuance price. The Compensation Committee believes that options assist the Firm in maintaining a competitive compensation program.

     In determining overall Executive Officer compensation for Fiscal 1997, the Compensation Committee also considered a number of business factors and conditions. Fiscal 1997 was a record year for the Company which posted the highest level of revenues, return on equity, pretax income and net income in its history. Productivity improved dramatically, expenses were further reduced and the balance sheet and liquidity were significantly strengthened. In addition, the Compensation Committee reviewed compensation provided in the prior year, along with estimates of compensation for the current year, for competitor firms. In making its determinations, the Compensation Committee had available to it third-party advisors knowledgeable of industry practices.

     In establishing Fiscal 1997 compensation for Richard S. Fuld, Jr., the Company's Chairman and Chief Executive Officer, the Compensation Committee considered the following performance factors (to which it did not assign any specific relative weights):

     - Overseeing the record financial results of the Company.

     - Building and growing higher margin businesses.

     - Strengthening organization structure and management team.

     - Controlling non-personnel expenses while growing revenues.

     On the general criteria of leadership, management and governance, it is the Compensation Committee's judgment that Mr. Fuld's Fiscal 1997 performance was above expectations. In addition, the actual financial results of the Company for Fiscal 1997 were higher than for 1996. Since the major portion of Mr. Fuld's compensation is based on financial results, his Fiscal 1997 compensation reflects an increase from 1996.

     Section 162(m) of the Internal Revenue Code (the "Code") limits the tax deductibility of compensation in excess of $1 million unless the payments are made under qualifying performance-based plans. For the compensation year ended November 30, 1997, these procedures were adhered to. While the Compensation Committee currently seeks to maximize the deductibility of compensation paid to Executive Officers, it will maintain flexibility to take other actions which may be based on considerations other than tax deductibility.

                                          Compensation and Benefits Committee:

                                          John D. Macomber, Chairman
                                          John F. Akers
                                          Dina Merrill
                                          February 19, 1998

COMPENSATION AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the last completed fiscal year, John D. Macomber, John F. Akers and Dina Merrill served on the Compensation Committee. None of these individuals has ever served as an officer or employee of the Firm.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows, for the years ended November 30, 1997, 1996 and 1995, as applicable, the cash and other compensation paid or accrued and certain long-term awards made to the Executive Officers for services in all capacities. Mr. Callaghan was not an Executive Officer prior to 1996. Mr. Hintz was hired in March of 1996.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM COMPENSATION
                                                                                  AWARDS
                                         ANNUAL COMPENSATION            --------------------------
 NAME AND PRINCIPAL             -------------------------------------    RESTRICTED     SECURITIES      ALL OTHER
       POSITION AT     FISCAL                           OTHER ANNUAL     STOCK UNIT     UNDERLYING    COMPENSATION
  NOVEMBER 30, 1997     YEAR     SALARY      BONUS      COMPENSATION    AWARDS(A)(B)     OPTIONS           (C)
---------------------  ------   --------   ----------   -------------   -------------   ----------   ---------------
R.S. Fuld, Jr........   1997    $750,000   $3,125,000        $ 0         $ 5,536,325      325,000        $ 7,570
  Chairman and Chief    1996     750,000    2,000,000          0           3,927,994      375,000          7,528
  Executive Officer     1995     750,000    1,450,000          0           2,750,010      400,000          7,556

J. L. Cecil..........   1997    $450,000   $3,300,000        $ 0         $ 3,214,640      225,000        $     0
  Chief
    Administrative      1996     450,000    1,950,000          0           2,285,379      250,000              0
  Officer               1995     450,000    1,787,500          0           1,203,131      200,000              0

J. M. Callaghan......   1997    $450,000   $  950,000        $ 0         $ 1,214,420       75,000        $     0
  Chief of Operations   1996     450,000      950,000          0             857,018      100,000              0
  and Technology

T.A. Russo...........   1997    $450,000   $  750,000        $ 0         $   928,674       75,000        $     0
  Chief Legal           1996     450,000      550,000          0             714,182      100,000              0
  Officer               1995     450,000      552,500          0             371,873      100,000              0

C.B. Hintz...........   1997    $450,000   $  650,000        $ 0         $   857,237       75,000        $     0
  Chief Financial       1996     349,615      747,749(b)        0          1,023,356      100,000              0
  Officer

---------------
(a) Fiscal 1997 amounts represent RSUs awarded under the 1996 Plan. The values indicated are based on the closing trading price of the Common Stock on the NYSE for December 11, 1997, $48.5625, which is also the undiscounted award price for the Fiscal 1997 awards. These awards are subject to significant vesting and forfeiture restrictions and cannot be sold or transferred until they convert to Common Stock on November 30, 2002.

(b) At November 30, 1997, the Executive Officers held the following RSUs, which are subject to different vesting and forfeiture provisions and are therefore outlined separately. The number of RSUs awarded for fiscal year 1994 performance at the then current market price of $14.75 to each of Messrs. Fuld, Cecil, Callaghan and Russo is 161,017, 47,458, 54,237 and 22,034, respectively and the value of these holdings at the November 30, 1997 closing price per share of Common Stock of $50.5625 (the "November 30, 1997 Closing Price") is $8,141,422, $2,399,595, $2,742,358 and $1,114,094,
    respectively. These holdings are subject to vesting and forfeiture provisions that extend through the year 1999. The number of RSUs awarded for fiscal year 1995 performance at the then current market price of $19.75 to each of Messrs. Fuld, Cecil, Callaghan and Russo is 139,241, 60,918, 39,873, and 18,829, respectively and the value of these holdings at the November 30, 1997 Closing Price is $7,040,373, $3,080,166, $2,016,079 and $952,041,
    respectively. These holdings are subject to vesting and forfeiture provisions that extend through the year 2000. The number of RSUs awarded for fiscal year 1996 performance at the then current market price of $29.21 to each of Messrs. Fuld, Cecil, Callaghan and Russo is 134,474, 78,240, 29,340 and 24,450, respectively and the value of these holdings at the November, 30, 1997 Closing Price is $6,799,342, $3,956,010, $1,483,504, and
    $1,236,253, respectively. Mr. Hintz received special grants totaling 41,292 RSUs at a weighted average then current market price of $24.6875, of which only 37,164 RSUs remain outstanding. The value of these holdings at the November 30, 1997 Closing Price is $1,879,105. These holdings are subject to vesting and forfeiture provisions that extend through the year 2001. The number of RSUs awarded for Fiscal 1997 performance at the then current market price of $48.5625 to each of Messrs. Fuld, Cecil, Callaghan, Russo and Hintz is 114,004, 66,196, 25,007, 19,123
    and 17,652, respectively and the value of these holdings at the November 30, 1997 Closing Price is $5,764,327, $3,347,035, $1,264,416, $966,907 and
    $892,529, respectively. These holdings are subject to vesting and forfeiture provisions that extend through the year 2002. Additionally, performance units granted in 1995 for the 1995 to 1996 performance period were converted to RSUs during January 1997 at the then current market price of $31.625. The number of such RSUs earned by each of Messrs. Fuld, Cecil, Callaghan and Russo is 241,396, 166,582, 140,048 and 70,024 and the value of these holdings at the November 30, 1997 Closing Price is $12,205,585, $8,422,802, $7,081,177 and $3,540,589, respectively. These holdings are subject to vesting and forfeiture provisions that extend through the year 2002. Dividends are payable by the Company on such holdings from their date of award, and are reinvested in additional RSUs. The number of RSUs held through dividend reinvestments by each of Messrs. Fuld, Cecil, Callaghan, Russo and Hintz is 8,350, 3,590, 2,938, 1,389 and 398, respectively and the value of these holdings at the November, 30, 1997 Closing Price is $422,197, $181,520, $148,553, $70,231 and $20,124, respectively. Over 40% of the
    November 30, 1997 value of the RSU holdings is due to stock price appreciation above the market price of the Common Stock at the date of the award.

(c) Amounts reported under "All Other Compensation" for Fiscal 1997 consist of the dollar value of above-market earnings on deferred compensation. Included are credits to compensation deferred pursuant to the Executive and Select Employees Plan, which was established in 1985, and Lehman Brothers Kuhn Loeb Deferred Compensation Plans, which were established in 1977 and 1980.

     The following table contains information concerning the grant of nonqualified stock options in Fiscal 1997 to the Executive Officers. The actual amount, if any, realized upon the exercise of stock options would depend upon the market price of Common Stock relative to the exercise price per share of the stock option at the time the stock option is exercised. There is no assurance that the potential value of the stock options reflected in this table will actually be realized.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                       INDIVIDUAL GRANTS
------------------------------------------------------------------------------------------------
                                        NUMBER OF      PERCENT OF
                                        SECURITIES   TOTAL OPTIONS
                                        UNDERLYING     GRANTED TO       EXERCISE                   GRANT DATE
                                         OPTIONS       EMPLOYEES      OR BASE PRICE   EXPIRATION    PRESENT
                 NAME                   GRANTED(A)   IN FISCAL YEAR     PER SHARE        DATE       VALUE(B)
--------------------------------------  ----------   --------------   -------------   ----------   ----------
R.S. Fuld, Jr.........................    325,000         14.4%          $ 30.50        1/7/2002   $1,836,250
J.L. Cecil............................    225,000         10.0%            30.50        1/7/2002    1,271,250
J.M. Callaghan........................     75,000          3.3%            30.50        1/7/2002      423,750
T.A. Russo............................     75,000          3.3%            30.50        1/7/2002      423,750
C.B. Hintz............................     75,000          3.3%            30.50        1/7/2002      423,750

---------------
(a) Five-year non-qualified stock options granted on January 8, 1997, which options become exercisable in one-third increments when the closing price of the Common Stock on the NYSE reaches $39, $42, and $45, respectively, for 15 out of 20 consecutive trading days (the "Closing Price Conditions") or, if sooner, become exercisable entirely in four and one-half years. The Closing Price Conditions were satisfied during Fiscal 1997 and therefore the options are currently exercisable.

(b) These values were calculated using the Black-Scholes option pricing model as of the grant date. The Black-Scholes model is a mathematical formula that is widely used and accepted for valuing traded stock options. The model is premised on immediate exercisability and transferability of the options. This is not true for the Company's options granted to Executive Officers. Therefore, certain discounting assumptions about the time of exercise and risk of forfeiture were applied, as indicated below. The values shown were calculated using the following assumptions: the exercise price is an amount above the closing price of the Common Stock on January 8, 1997; the dividend rate of $0.24 per share for Fiscal 1997 based on the Company's actual regular quarterly dividends; a risk-free rate of return equal to the yield for the

    U.S. Treasury Strip security with a maturity date closest to the expiration date of the option grant; and expected common stock price volatility used is the historic volatility of the Peer Group. In addition, the assumed option term of the awards reflects the likelihood of exercise before the expiration of the maximum term. Stock options such as these with a five-year term are assumed to be exercised in three years. The adjustment for nontransferability or risk of forfeiture during the vesting period is 10% per annum.

     The following table sets forth information concerning the exercise of stock options during Fiscal 1997 by each of the Executive Officers and the fiscal year-end value of unexercised options. During Fiscal 1997, other than Mr. Fuld, none of the Executive Officers exercised any of the Company's stock options.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES
                                                                 UNDERLYING                   VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS              IN-THE-MONEY OPTIONS
                          SHARES                             AT FISCAL YEAR END               AT FISCAL YEAR END(A)
                       ACQUIRED ON         VALUE        -----------------------------     -----------------------------
        NAME             EXERCISE        REALIZED       EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
---------------------  ------------     -----------     -----------     -------------     -----------     -------------
R.S. Fuld, Jr........     14,415(b)      $ 424,515       1,387,589            0           $37,720,867          $ 0
J. L. Cecil..........          0                 0         755,000            0            19,697,188            0
J. M. Callaghan......          0                 0         462,761            0            12,956,155            0
T. A. Russo..........          0                 0         350,120            0             9,575,752            0
C. B. Hintz..........          0                 0         175,000            0             4,110,938            0

---------------
(a) Option grants were made in 1994, 1995, 1996 and 1997 at the then market prices of $18.00, $20.875, $24.00 and $30.50 per share, respectively. Aggregate values shown above represent the excess of $50.5625 per share, the closing price of the Common Stock on November 28, 1997 on the NYSE, over the respective exercise prices of the options. The dramatic increase in the Common Stock price during Fiscal 1997 has created over 70% of the value noted above and satisfied all price based performance vesting acceleration provisions on outstanding grants.

(b) Mr. Fuld exercised options that were scheduled to expire during 1997.

     The following table sets forth information concerning LTIP awards made in Fiscal 1997 to the Executive Officers.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                                TARGET           PERFORMANCE OR
                                                               NUMBER OF       OTHER PERIOD UNTIL
                            NAME                               UNITS(A)      MATURATION OR PAYOUT(B)
-------------------------------------------------------------  ---------     -----------------------
R. S. Fuld, Jr...............................................   100,000         11/30/2002 - 2004
J. L. Cecil..................................................    66,000         11/30/2002 - 2004
J. M. Callaghan..............................................    15,000         11/30/2002 - 2004
T. A. Russo..................................................    15,000         11/30/2002 - 2004
C. B. Hintz..................................................    15,000         11/30/2002 - 2004

---------------
(a) Performance Stock Units ("PSUs") are earned based upon the 1997, 1998 and 1999 return on equity for the Company and its relative performance compared with a competitor group and the price appreciation of Company Stock from December 1, 1997 through November 30, 1999. Based upon actual performance, participants have the opportunity to earn from zero units up to a multiple of the target number of units.

(b) The aggregate number of units earned, if any, will convert to RSUs on December 31, 1999 and vest in one-third increments on November 30, 2002, November 30, 2003 and November 30, 2004.

                                PENSION BENEFITS

     Lehman Brothers Holdings Inc. Retirement Plan (the "Holdings Retirement Plan") is a funded, qualified, noncontributory, integrated, defined benefit pension plan covering eligible employees.

     All employees of the Company or a designated subsidiary who have attained the age of 21 and completed one year of service are generally eligible to participate in the Holdings Retirement Plan. The Holdings Retirement Plan formula provides for an annual retirement benefit payable at age 65, calculated as a straight life annuity. Pensionable earnings are total Form W-2 earnings (plus elective deferrals under the Lehman Brothers Holdings Inc. Tax Deferred Savings Plan and certain other health plan deferral amounts) up to the Internal Revenue Service maximum of $150,000 in 1995 and 1996. For each year of plan participation prior to 1989, the annual accrual was based on percentages of pensionable earnings up to and in excess of the social security taxable wage base. After 1988 the annual accrual is equal to one percent of pensionable earnings up to the average Social Security taxable wage base plus 1.65% of pensionable earnings in excess of the average taxable wage base. Generally, participants have a non-forfeitable right to their accrued benefits upon completing five years of vesting service. As of November 30, 1997, the estimated annual projected benefits payable upon retirement at a normal retirement age of 65 for Messrs. Fuld, Cecil, Callaghan, Russo and Hintz are approximately $94,884, $54,236, $37,845, $33,779 and $40,271, respectively.

                EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
                       AND CHANGE OF CONTROL ARRANGEMENTS

     Pursuant to its authority to accelerate the vesting and waive transfer restrictions for grants of RSUs, in 1994 the Compensation Committee determined to accelerate the vesting and transfer restrictions of the RSUs received by the Executive Officers (and made comparable provisions for all other employees) in the event of a Hostile Change of Control, which generally means a tender offer, acquisition of 20% of the Company's voting securities or a change of a majority of the incumbent Board of Directors, in each case without the prior approval of a majority of the independent members of the incumbent Board of Directors. To the extent there is a Change of Control which is not Hostile, then the RSUs would be paid out but the difference between the acquisition price and the RSU value at grant would be deferred for the shorter of two years or the term of any remaining restrictions and the conditions of the original RSU grant would govern the deferred amounts. Comparable arrangements were implemented for options and restricted stock held by the Executive Officers and all other employees. Prior to the completion of the performance period, PSUs have pro rata payouts upon a Change of Control and in the case of the 1996 PSU Award Grant, approximately twice the number of RSUs are payable (which aggregate payout, upon a Change of Control, represents the full award earned pursuant to the performance formula). In addition, under a Cash Awards Plan, if a Change of Control occurs within six months after a grant of RSUs, then the Chief Executive Officer receives a payment equal to 350% of his previous annual cash compensation, the Chief Administrative Officer shall receive 300% and the other Corporate Management Committee members shall receive from 200% to 300%.

                               PERFORMANCE GRAPH

     The performance graph below compares the performance of the Common Stock for each fiscal quarter following the May 31, 1994 spin-off from American Express, with that of the S&P 500 Index and an index comprised of the Company's Peer Group (Morgan Stanley, Dean Witter, Discover & Co., The Bear Stearns Companies Inc. and Salomon Inc). The graph assumes $100 was invested in the Common Stock and each index on May 31, 1994, and that all dividends were reinvested.

                            TOTAL RETURN PERFORMANCE

        MEASUREMENT PERIOD            LEHMAN BROTHERS
      (FISCAL YEAR COVERED)            HOLDINGS INC.          S&P 500           PEER GROUP
5/31/94                                  100.00              100.00              100.00
8/31/94                                   90.97              104.91               94.93
11/30/94                                  83.61              100.85               79.93
2/28/95                                  101.94              108.97               89.73
5/31/95                                  111.25              119.73              103.81
8/31/95                                  133.06              126.76              106.51
11/30/95                                 127.78              137.05              107.44
2/29/96                                  139.86              145.51              115.73
5/31/96                                  138.75              152.55              125.26
8/30/96                                  120.28              149.63              118.62
11/29/96                                 165.00              173.49              142.73
2/28/97                                  190.33              181.72              164.10
5/30/97                                  231.64              195.10              173.59
8/29/97                                  247.25              207.16              203.01
11/28/97                                 285.43              220.31              252.85

               CERTAIN TRANSACTIONS AND AGREEMENTS WITH DIRECTORS
                             AND EXECUTIVE OFFICERS

     In the ordinary course of business, the Firm from time to time engages in transactions with other corporations or financial institutions whose officers or directors are also Executive Officers or Directors of the Company. Transactions with such corporations and financial institutions are conducted on an arm's-length basis and may not come to the attention of the Directors or Executive Officers of the Company or those of the other corporations or financial institutions involved.

     From time to time, Executive Officers and Directors of the Company and their associates may be indebted to the Company or its subsidiaries under lending arrangements offered by those companies to the public. For example, such persons may be indebted to LBI, as customers, in connection with margin account loans, revolving lines of credit and other extensions of credit. Such indebtedness is in the ordinary course of business, is substantially on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and does not involve a more than normal risk of collectibility or present other unfavorable features. In addition, such Executive Officers, Directors and associates may engage in transactions in the ordinary course of business involving other goods and services provided by the Firm, such as investment services, limited partnership investments and financial counseling, on terms similar to those extended to employees of the Company generally. From time to time since the beginning of Fiscal 1997, the Company, through certain of its subsidiaries, in the ordinary course of business has provided investment, financial advisory and other services to certain corporations and entities with which its Directors and prior Directors are affiliated.

     In April 1997, the Company entered into a one-year consulting agreement with Henry Kaufman & Company, Inc. ("HK Company") pursuant to which HK Company will provide, upon request, advice to the Firm on global initiatives, economic forecasts and other matters. HK Company receives a consulting fee of $12,500 per month. Henry Kaufman, a Director of the Company, is a principal of HK Company.

     Lehman Brothers Capital Partners II, L.P. ("Capital Partners II") is a limited partnership established in 1988 to provide senior officers and other employees of the Firm with an opportunity to invest in a portfolio of various investment opportunities on a leveraged basis. Directors of the Company were also given an opportunity to invest in Capital Partners II. During Fiscal 1997, Messrs. Berlind and Fuld received $1.7 million and $1.1 million, respectively, in distributions from Capital Partners II.

     Lehman Brothers Capital Partners III, L.P. ("Capital Partners III") is a limited partnership established in 1995 to provide senior officers and other employees, consultants and directors of the Firm with the opportunity to invest in a portfolio of investment opportunities. Capital Partners III may enter into high risk investment opportunities of all kinds in all markets globally. Each of the Executive Officers and Messrs. Berlind and Kaufman are limited partners in Capital Partners III. The Company as general partner is making a capital contribution to Capital Partners III of up to $200 million and the limited partners are contributing an aggregate of $25 million. The amount of the general partner's capital contribution, together with a fixed return thereon, will generally be distributed to the general partner before any distributions are made to the limited partners. The general partner's fixed return is determined on a formulaic basis and was approximately 6.6735% as of December 31, 1997. After the general partner has received back its capital contribution and fixed return, any subsequent profits are allocated 90% to the limited partners and 10% to the general partner. During Fiscal 1997, Mr. Fuld received $86,856 in distributions from Capital Partners III.

     Lehman Brothers Capital Partners IV, L.P. ("Capital Partners IV") is a limited partnership established in 1997 to provide senior officers and other employees, consultants and directors of the Firm with the opportunity to invest in a portfolio of investment opportunities. Capital Partners IV will participate in all investments to be made by Lehman Brothers Merchant Banking Partners II L.P. ("LB Fund II"), generally on a pro rata basis based on unfunded capital commitments. A subsidiary of the Company acts as general partner for each of Capital Partners IV and LB Fund II. The investment objectives of both are to achieve long-term capital appreciation through a diverse group of equity-oriented investments. LB Fund II has capital commitments of $2 billion and Capital Partners IV has capital commitments of approximately $300 million, which may be increased to as much as $400 million. Each of the Executive Officers and Messrs. Ainslie, Berlind, Cruikshank and Kaufman are limited partners in Capital Partners IV. The limited partners are contributing an aggregate of $240 million, of which recourse financing of $180 million is available from the Company. The general partner is making a capital contribution to Capital Partners IV of $60 million. A fixed return on the general partner's capital contribution will generally be distributed to the general partner before any other distributions are made, followed by a fixed return on the recourse financing portion of the limited partners' capital contributions being distributed to the limited partners. The fixed returns will be determined on a formulaic basis. Thereafter, capital contributions will be distributed to the limited partners and the general partner, and any subsequent profits will be divided 90% to the limited partners and 10% to the general partner.

           CERTAIN TRANSACTIONS AND AGREEMENTS WITH AMERICAN EXPRESS
                                AND SUBSIDIARIES

     American Express has invested $29.4 million in two merchant banking partnerships in which subsidiaries of the Company act as general partner, and American Express received partnership distributions in an aggregate amount of $32.3 million in respect of these investments in Fiscal 1997.

     Lehman Brothers Financial Resource Accounts include, as one of the features of the integrated financial services accounts, the Gold Card issued by American Express Travel Related Services Company, Inc. ("TRS"), for which LBI pays TRS a portion of the fees received from the holders. TRS also provides the Corporate Card to employees of the Firm, for which TRS has waived all annual fees. In January 1994, the Company agreed to consolidate all of the Firm's domestically initiated business travel reservations through TRS Travel Center in Omaha. LBI and TRS agreed in March 1997 to extend such arrangements with respect to the Corporate Card and travel services until June 30, 2000, with TRS as the sole provider of such services.

     In August 1990, American Express agreed to guarantee certain payments to employees who were then active employees of the Company under certain deferred compensation programs. As of December 31, 1997, deferred compensation with an aggregate balance of approximately $137 million was covered by this guarantee. The Company pays American Express an annual fee equal to 0.625% on approximately two-thirds of the outstanding balance under such deferred compensation plans, in consideration of American Express maintaining the guarantee, which is scheduled to expire in August 2000.

     On June 28, 1991, the Company sold its subsidiary, The Balcor Company, to a wholly owned subsidiary of American Express. In connection therewith, there remains an interest bearing note with an unpaid principal amount of $88,360,137 as of December 31, 1997, with a maturity of December 31, 2000, payable by American Express to the Company. Portions of this note will be prepaid by American Express prior to such date in proportion to the Company's payments and prepayments on any indebtedness related to the World Financial Center.

     The Firm, from time to time, provides investment banking, commercial paper placement, brokerage and various other financial services such as repurchase transactions, investment advisory, strategic advisory and derivative products to American Express and its subsidiaries, including acting as placement agent for medium-term notes, dealer for commercial paper and advisor regarding certain dispositions. The Firm, American Express and its subsidiaries also engage in the ordinary course of business in various trading and short-term funding transactions, including foreign exchange and precious metals transactions. In addition to the services referred to above, American Express and its subsidiaries provide banking and other financial services to the Firm. All of these transactions are done on an arm's-length basis with customary fees.

     The Company and American Express entered into an Agreement dated May 26, 1994 (the "Tax Allocation Agreement"), which provided for the allocation, settlement and payment of the Company's federal, state and local income tax liabilities for the years during which the Company and any of its subsidiaries were included in the American Express consolidated Federal income tax return or any combined or unitary state and local tax returns. Under the terms of the Tax Allocation Agreement, American Express retained significant control and discretion over issues relating to the allocation, settlement and payment of the covered tax liabilities, including the resolution of proposed audit adjustments. For income tax filings relating to periods commencing on or after June 1, 1994 (the spin-off date), the Company files its own consolidated Federal income tax return and applicable state and city filings.

     The Company, LBI and Lehman Commercial Paper Inc. (collectively, the "LB Co-tenants") are co-tenants together with American Express and certain of its subsidiaries (the "AXP Co-tenants" and, together with the LB Co-tenants, the "Co-tenants") of the leasehold interest in 3 World Financial Center in New York City (the "Property"). The Co-tenants' relationship with respect to the Property is governed by an Agreement of Tenants-In-Common. The agreement provides, among other things, that each Co-tenant is obligated to pay its proportionate share of all Property obligations and limits the actions that may be taken by individual Co-tenants. The AXP Co-tenants and LB Co-tenants are liable, on a limited recourse basis, for their proportionate share of the debt (with maturities through the year 2000) issued by the Co-tenants to finance the Property. The LB Co-tenants' share of such debt as of December 31, 1997 amounts to approximately $157 million and has been guaranteed by American Express. Certain of such debt is secured by a first and/or second mortgage granted on the interest of the Co-tenants as tenants-in-common in the Property.

              CERTAIN TRANSACTIONS AND AGREEMENTS WITH NIPPON LIFE

     Nippon Life has invested $137 million in a merchant banking partnership in which a subsidiary of the Company acts as general partner. Nippon Life has received partnership distributions in an aggregate amount of $175.8 million in respect of this investment for Fiscal 1997. During Fiscal 1997, Nippon committed $150 million for investments to be made by LB Fund II. There have been no LB Fund II partnership distributions to date.

     The Firm from time to time engages in certain investment banking, brokerage and other trading activities, including securities lending arrangements, with Nippon Life in return for commissions and fees which are negotiated on an arm's-length basis.

     Throughout Fiscal 1997, each of the Company and Nippon Life owned 50% of the outstanding capital stock of PanAgora Asset Management, Inc. ("PanAgora") and PanAgora Asset Management Limited ("PanAgora Ltd."). PanAgora and PanAgora Ltd. were sold on February 13, 1998.

            CERTAIN TRANSACTIONS WITH OTHER INSTITUTIONAL INVESTORS
                             AND THEIR SUBSIDIARIES

     In November 1997, the Firm sold, pursuant to an asset purchase agreement, certain accounts serviced by the retail branch offices of LBI in London, Singapore and Hong Kong to Prudential Securities Group Inc. and its affiliates. The sales price was comprised of annual earn-out payments over a three year post-closing period. The sale was part of a series of moves that aligned the Firm's high net-worth sales force with its institutional businesses. Prudential Securities Group Inc. is a subsidiary of Prudential.

     In the ordinary course of business and at customary and usual fees therefor, the Firm may provide to Prudential and its subsidiaries, FMR Corp. and its subsidiaries, and other institutional stockholders brokerage and other financial services, and on the same basis, such companies may provide mutual fund, insurance and other financial services to the Firm.

                                   PROPOSAL 2

                    RATIFICATION OF THE COMPANY'S SELECTION
                                OF ITS AUDITORS

     The Board of Directors recommends to the Stockholders that they ratify the selection of Ernst & Young LLP, independent auditors, to audit the accounts of the Firm for fiscal year 1998.

     The affirmative vote of the majority of Voting Stock present in person or by proxy at the meeting is required to ratify the selection of auditors.

     In the event that the Stockholders fail to ratify the appointment, the Board of Directors will consider it a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its Stockholders.

     A representative of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL NO. 2.

                                   PROPOSAL 3

           AMENDMENTS TO THE 1996 MANAGEMENT OWNERSHIP PLAN RELATING
        TO THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE TO BE GRANTED
                     AND THE CLASS OF ELIGIBLE PARTICIPANTS

     The Board of Directors recommends to the Stockholders that they approve the 1996 Plan Amendments. Such approval would amend Section 3 of the 1996 Plan to increase the number of shares of Common Stock with respect to which awards may be granted under the 1996 Plan from ten million to 15.5 million shares. It would also amend Section 4 of the 1996 Plan and the definition of "Participant" in Exhibit A to the 1996 Plan to make Senior Vice Presidents of the Company eligible to participate in the 1996 Plan.

     The 1996 Plan is administered by the Compensation Committee, which is currently comprised exclusively of Non-employee Directors. The 1996 Plan provides for the granting of incentive and non-qualified stock options, stock appreciation rights and other stock-based awards, including restricted stock, RSUs and PSUs ("Awards"), to officers holding the title of Managing Director or above. The Compensation Committee has discretion to select the individuals to whom Awards will be granted and to determine the type, size and terms of each Award and the authority to administer, construe and interpret the 1996 Plan. As of the Record Date, approximately 315 individuals were eligible to participate in the 1996 Plan; if the 1996 Plan Amendments are approved, approximately 769 additional individuals also will be eligible to participate.

     As of the Record Date, the Company had granted awards under the 1996 Plan with respect to 8 million shares of Common Stock. The Board of Directors believes approval of an additional 5.5 million shares is advisable in order to permit the Company to continue to compensate senior officers in part with RSUs, options and other stock-based awards instead of cash. Stock-based awards provide an incentive to management to continue to work for the financial success of the Company and encourage management to remain with the Company. Senior Vice Presidents are integral to the Company's continued financial success and should be part of the senior officer group eligible for awards under the 1996 Plan.

     The relevant sections of the 1996 Plan, as they would be amended by the 1996 Plan Amendments, are attached hereto as Appendix A. The changes that would result from the 1996 Plan Amendments are marked on such Appendix.

     The affirmative vote of the majority of Voting Stock present in person or by proxy at the meeting is required to ratify the 1996 Plan Amendments. In determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as votes against the proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL NO. 3.

MATERIAL PROVISIONS OF THE 1996 PLAN

     The Board of Directors (the "Board") adopted the 1996 Plan on January 30, 1996, subject to approval by the Company's Stockholders, which was obtained on April 10, 1996. Stockholder approval will permit the Company to maintain the tax-deductible status of any RSUs and other stock-based awards to the Company's Chief Executive Officer and any other Executive Officers. The 1996 Plan is designed to permit it to be administered to grant "performance-based" awards to Executive Officers which are intended to qualify for tax deductibility under
Section 162(m) of the Code. The 1996 Plan is administered by the Compensation Committee, which is currently comprised exclusively of Non-employee Directors.

     The shares of Common Stock issuable under the 1996 Plan may be authorized but unissued shares, treasury shares or any combination thereof. If any shares of Common Stock subject to repurchase or forfeiture rights are reacquired by Holdings or if any Award is canceled, terminates or expires unexercised, the shares of Common Stock which were issued or would have been issuable pursuant thereto will become available for new Awards. No individual may receive options, stock appreciation rights ("SARs") or other stock-based Awards during a calendar year attributable to more than one million shares of Common Stock, subject to adjustment in accordance with the terms of the 1996 Plan.

     An individual to whom an Award is made has no rights as a stockholder with respect to any Common Stock issuable pursuant to the Award until the date of issuance of the stock certificate for such shares upon payment of the Award. Notwithstanding the foregoing, such individual may be able to provide voting instructions to the 1997 Trust Trustee with respect to Trust Shares relating to such Award. See "Introduction -- Vote By Proxy" and "-- The Voting Stock."

     Set forth below are the types of Awards which may be granted under the 1996 Plan.

     Stock Options. A stock option, which may be a non-qualified or an incentive stock option (each, an "Option"), is the right to purchase a specified number of shares of Common Stock at a price (the "Option Price") fixed by the Compensation Committee. The Option Price of an incentive Option may be no less than the fair market value of the underlying Common Stock on the date of grant.

     Unless otherwise provided in the Optionee's award agreement, options are not transferable during the Optionee's lifetime and generally will expire not later than ten years after the date on which they are granted. Options become exercisable at such times and in such installments as the Compensation Committee shall determine. The Compensation Committee may also accelerate the period for exercise of any or all Options held by an Optionee. Payment of the Option price must be made in full at the time of exercise in cash, by tendering to the Company Common Stock having a fair market value equal to the Option price, or, if authorized by the Compensation Committee, by certain withholding methods which constitute a cashless exercise or by pledging shares of Common Stock as security for a loan to pay the exercise price or by other means that the Compensation Committee deems appropriate. The Compensation Committee may, at the time of the grant of an Option or thereafter, grant a Limited Right, defined as a right to surrender to Holdings all or a portion of the related Option in connection with a Change in Control. In exchange for such surrender, the Optionee would receive a payment in an amount equal to the number of shares subject to the Option multiplied by the excess of the higher of (i) the highest price per share of Common Stock paid in certain Change in Control transactions or (ii) the highest fair market value per share of Common Stock at any time during the 90-day period preceding such a Change in Control over the Option price of the Option to which the Limited Right relates. A Limited Right can be exercised within the 30-day period following a Change in Control. A Limited Right will only be exercisable during the term of the related Option. A "Change in Control" is deemed to occur when: (i) 20% or more of the combined voting power of Holdings' voting securities is acquired in certain instances; (ii) individuals who are members of Holdings' Board prior to the Change in Control cease, subject to certain exceptions, to constitute at least a majority of such Board; or (iii) Stockholders approve certain mergers, consolidations, reorganizations, a liquidation of Holdings or an agreement for the sale or other disposition of all or substantially all the assets of Holdings.

     Stock Appreciation Rights. A SAR may be granted alone or in tandem with Options. Upon exercise, a stock appreciation right shall entitle the Participant to receive from the Company an amount equal to the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the stock appreciation right over the per share grant or option price, as applicable (or some lesser amount as the Compensation Committee may determine at the time of grant), multiplied by the number of shares of Common Stock with respect to which the stock appreciation right is exercised. Upon the exercise of a stock appreciation right granted in connection with a stock option, the stock option shall be canceled to the extent of the number of shares as to which the stock appreciation right is exercised, and upon the exercise of a stock option granted in connection with a stock appreciation right or the surrender of such stock option, the stock appreciation right shall be canceled to the extent of the number of shares as to which the stock option is exercised or surrendered. The Compensation Committee shall determine whether the stock appreciation right shall be settled in cash, Common Stock or a combination of cash and Common Stock. The Compensation Committee may, at the time of the grant of a SAR unrelated to an Option or thereafter, grant a Limited Right in tandem with the SAR which will operate in a manner comparable to the Limited Right described above under the caption "Stock Options."

     Other Stock-Based Awards. Other Awards of Common Stock and Awards that are valued in whole or in part by reference to, or otherwise based on, the Fair Market Value of Common Stock (all such Awards being referred to herein as "Other Stock-based Awards"), may be granted under the 1996 Plan in the discretion of the Compensation Committee. Other Stock-based Awards shall be in such form as the Compensation Committee shall determine, including without limitation, (i) the right to purchase shares of Common Stock, (ii) shares of Common Stock subject to restrictions on transfer until the completion of a specified period of service, the occurrence of an event or the attainment of performance objectives, each as specified by the Compensation Committee; and (iii) shares of Common Stock issuable upon the completion of a specified period of service, the occurrence of an event or the attainment of performance objectives, each as specified by the Compensation Committee. Other Stock-based Awards may be granted alone or in addition to any other Awards made under the Plan. Subject to the provisions of the Plan, the Compensation Committee shall have sole and absolute discretion to determine to whom and when such Other Stock-based Awards will be made, the number of shares of Common Stock to be awarded under (or otherwise related to) such Other Stock-based Awards and all other terms and conditions of such Awards. The Compensation Committee shall determine whether Other Stock-based Awards shall be settled in cash, Common Stock or a combination of cash and Common Stock.

     With respect to any RSUs granted under the Plan, the obligations of the Company or any Subsidiary are limited solely to the delivery of shares of Common Stock on the date when such shares of Common Stock are due to be delivered under each Agreement, and in no event shall the Company of any Subsidiary become obligated to pay cash in respect of such obligation (except that the Company or any Subsidiary may pay to Participants amounts in cash in respect of a restricted stock unit equal to cash dividends paid to a holder of shares of Common Stock).

     The Compensation Committee shall establish the performance objectives that must be attained in order for the Company to grant other Other Stock-based Awards. Accordingly, unless the Compensation Committee determines at the time of grant not to qualify the award as performance-based compensation under Section 162(m), the performance objectives for awards made under the 1996 Plan will be based upon one or more of the following criteria: (i) before or after tax net income; (ii) earnings per share; (iii) book value per share; (iv) stock price;
(v) return on Stockholders' equity; (vi) the relative performance of peer group companies; (vii) expense management; (viii) return on investment; (ix) improvements on capital structure; (x) profitability of an identifiable business unit or product; (xi) profit margins; (xii) budget comparisons; and (xiii) total return to Stockholders. Participants who have primary responsibility for a business unit of the Company may be measured on business unit operating profit, business unit operating profit as a percent of revenue, and/or measures related to business unit profitability above its cost of capital, in place of some or all of the corporate performance measures. The Compensation Committee must certify as to the attainment of the applicable performance goals prior to payment of any Other Stock-based Award, and may reduce the amount of any Other Stock-based Award.

     Additional Information. Under the 1996 Plan, if there is any change in the outstanding shares of Common Stock by reason of any stock split, stock dividend, combination, subdivision or exchange of shares, recapitalization, merger, consolidation, reorganization or other extraordinary or unusual event, the Compensation Committee shall direct that appropriate changes be made in the number or kind of securities that may be issued under the 1996 Plan and in the terms of the outstanding Awards. The Compensation Committee may accelerate or waive vesting or exercise periods or the lapse of restrictions on all or any portion of any Award or extend the exercisability of Options or SARs.

     Unless otherwise provided in an individual's award agreement, an individual's rights under the 1996 Plan may not be assigned or transferred (except in the event of death). The Company shall have the right to deduct from all amounts paid to any Participant in cash (whether under the Plan or otherwise) any taxes required by law to be withheld therefrom. In the case of payments of Awards in the form of Common Stock, at the Compensation Committee's discretion, the participant may be required to pay to the Company the amount of any taxes required to be withheld with respect to such Common Stock, or, in lieu thereof, the Company shall have the right to retain the number of shares of Common Stock the fair market value of which equals the amount required to be withheld. Without limiting the foregoing, the Compensation Committee may, in its discretion and subject to such conditions as it shall impose, permit share withholding to be done at the Participant's election.

     No Awards may be granted on or after the tenth anniversary of the date of the adoption of the 1996 Plan by Holdings. The Compensation Committee or the Board may amend, suspend or terminate the 1996 Plan or any portion hereof at any time, provided that no amendment shall be made without approval of the Stockholders which shall (i) increase (except as provided in the 1996 Plan) the total number of shares or the percentage of shares reserved for issuance pursuant to the Plan; (ii) change the class of employees eligible to be participants; or (iii) extend the date after which Awards cannot be granted under the 1996 Plan.

     Certain Federal Income Tax Consequences Of Options. Certain of the federal income tax consequences to Optionees and their employers of Options granted under the 1996 Plan should generally be as set forth in the following summary:

     An employee to whom an incentive stock option ("ISO") which qualifies under
Section 422 of the Code is granted will not recognize income at the time of grant or exercise of such Option. No federal income tax deduction will be allowable to the employee's employer upon the grant or exercise of such ISO. However, upon the exercise of an ISO, the excess of the fair market value over the Option exercise price will be a tax preference item in the year of the exercise of the ISO, pursuant to special alternative minimum tax rules which apply for the employee. When the employee sells such shares more than one year after the date of transfer of such shares and more than two years after the date of grant of such ISO, the employee will normally recognize a mid-term or long-term capital gain or loss, as the case may be, depending on the holding period, equal to the difference, if any, between the sale prices of such shares and the Option exercise price. If the employee does not hold such shares for this period, when the employee sells such shares, the employee will recognize ordinary compensation income in such amounts as are prescribed by the Code and regulations thereunder, and the employee's employer will generally be entitled to a federal income tax deduction in the amount of such ordinary compensation income.

     An individual to whom a non-qualified Option is granted will not recognize income at the time of the grant of such Option. When such Optionee exercises such non-qualified Option, the Optionee will recognize ordinary compensation income equal to the difference, if any, between the Option Price paid and the fair market value, as of the date of option exercise, of the share the Optionee receives. The tax basis of such shares to such Optionee will be equal to the Option Price paid plus the amount includable in the Optionee's gross income, and the Optionee's holding period for such shares will commence on the day after which the Optionee recognized taxable income in respect of non-qualified in respect of such shares. Subject to applicable provisions of the Code and regulations thereunder, the employer of such Optionee will generally be entitled to a federal income tax deduction in respect of non-qualified Options in an amount equal to the ordinary compensation income recognized by the Optionee. Any compensation includable in the gross income of an employee in respect of a non-qualified Option will be subject to appropriate federal, state, local and foreign income and employment taxes.

     The discussion set forth above does not purport to be a complete analysis of all potential tax consequences relevant to recipients of Options or their employers or to describe tax consequences based on particular circumstances and does not address Awards other than options. It is based on federal income tax law and interpretational authorities as of the date of this Proxy Statement, which are subject to change at any time. Employees who receive Options/other Awards under the 1996 Plan should therefore consult their own tax advisors regarding the federal, state and local income tax consequences of the 1996 Plan and of the Options/other Awards granted pursuant thereto.

                                 OTHER MATTERS

     Management does not know of any business to be transacted at the meeting other than as indicated herein. Should any such matter properly come before the meeting for a vote, the persons designated as proxies will vote thereon in accordance with their best judgment.

     You are urged to sign, date and return the enclosed proxy in the prepaid envelope provided for such purpose. It is hoped that registered Stockholders will give us advance notice of their plans to attend the Annual Meeting by marking the box provided on the proxy card.

     If you will need special assistance at the Annual Meeting because of a disability, please contact the Corporate Secretary of the Company at (212) 526-1936 or at Jennifer Marre@usccmail.lehman.com. Directions to the meeting are on the last page of this Proxy Statement.

     DEADLINE FOR SUBMITTING PROPOSALS FOR NEXT YEAR'S MEETING. Stockholders who intend to present proposals in connection with the Company's 1999 Annual Meeting of Stockholders must submit their proposals to the Corporate Secretary of the Company on or before October 23, 1998.

                                          Jennifer Marre
                                          Secretary

New York, New York
February 19, 1998

                                                                      APPENDIX A

                               EXCERPTS FROM THE
                         LEHMAN BROTHERS HOLDINGS INC.
                         1996 MANAGEMENT OWNERSHIP PLAN

     If the 1996 Plan Amendments are approved, Section 3 of the 1996 Plan would be amended to read as follows:

     SECTION 3 -- SHARES SUBJECT TO THE PLAN

          (a) Shares of Common Stock which may be issued under the Plan may be either authorized and unissued shares of Common Stock or authorized and issued shares of Common Stock held in the Company's treasury, or any combination thereof. Subject to adjustment as provided in Section 14, the number of shares of Common Stock with respect to which Awards (whether distributable in shares of Common Stock or in cash) may be granted under the Plan shall be ten million(1) 15.5 MILLION(2) shares. The maximum number of shares of Common Stock available for stock options, stock appreciation rights or other Stock-based Awards that may be granted to a Participant during a calendar year shall not exceed one million.

          (b) Notwithstanding the last sentence of Section 3(a), to the extent that the number of shares of Common Stock with respect to which Awards may be granted under the Plan in any calendar year exceeds the number of shares of Common Stock with respect to which Awards were granted under the Plan during that calendar year, such excess shall be available for grant under the Plan in succeeding calendar years.

          (c) In the event that any other Award subject to repurchase or forfeiture rights is reacquired by the Company or if any Award is canceled, terminates or expires unexercised (except with respect to a stock option which terminates on the exercise of a stock appreciation right) for any reason under the Plan, any Common Stock allocated in connection with such Award, shall thereafter again be available for grant pursuant to the Plan.

     If the 1996 Plan Amendments are approved, Section 4 of the 1996 Plan would be amended to read as follows:

     SECTION 4 -- ELIGIBILITY

          Members of the Corporate Management Committee and the Operating Committee (and successor entities of such committees), all SENIOR VICE PRESIDENTS(2), all Managing Directors and officers holding a title senior to Managing Director are eligible to be Participants in the Plan.

     If the 1996 Plan Amendments are approved, the definition of "Participant" in Exhibit A to the 1996 Plan would be amended to read as follows:

                                   EXHIBIT A

          (k) "Participant" shall mean a member of the Corporate Management Committee or the Operating Committee (and successor entities of such committees), a SENIOR VICE PRESIDENT(2), a Managing Director or an officer holding a title senior to Managing Director who is selected by the Committee to receive an Award under the Plan.

---------------

(1) Underscored language appears in the 1996 Plan as currently in effect and will be deleted if the 1996 Plan Amendments are approved at the 1998 Annual Meeting.

(2) Language in bold type will be included in the 1996 Plan if the 1996 Plan Amendments are approved at the 1998 Annual Meeting.

                DIRECTIONS TO THE LEHMAN BROTHERS HOLDINGS INC.
                      1998 ANNUAL MEETING OF STOCKHOLDERS

     The Firm's World Headquarters, site of the 1998 Annual Meeting of Stockholders, is located at 200 Vesey Street on the west side of lower Manhattan in the office complex known as the World Financial Center. The World Financial Center is a part of Battery Park City, a development of office buildings, residences and parks amongst former Hudson River piers on the southwestern tip of Manhattan. It is connected to the World Trade Center by two pedestrian overpasses and is also accessible at street level by automobile.

BY SUBWAY

     Take any of the several subway lines (A, C, E, N, R or the 1, 2, 3, 4, 5 or 9 trains) that stop at or near the World Trade Center. Walk from the World Trade Center across the Westside Highway (also known as West Street) via one of the two pedestrian overpasses. The Company's offices are in 3 World Financial Center which is the building on the north side of the Winter Garden in the World Financial Center.

BY AUTOMOBILE OR TAXICAB

     Proceed to the Westside Highway (also known as West Street) in lower Manhattan, orienting toward the twin towers of the World Trade Center. Enter the World Financial Center, which is directly across the Westside Highway from the towers, by turning west on either Murray Street or Vesey Street. Proceed to the main entrance of 3 World Financial Center which is the building located at the corner of Vesey Street and the Westside Highway. There is only very limited underground parking in the building. Such parking requires the payment of a fee. Building security may inspect your car before permitting you to park.

PROXY                                                        THIS IS YOUR PROXY.
                                                         YOUR VOTE IS IMPORTANT.
                         LEHMAN BROTHERS HOLDINGS INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

    Jennifer Marre, Karen M. Muller and Thomas A. Russo, or each of them (with full power to act without the other and with full power of substitution) are hereby appointed attorneys and proxies to attend the Annual Meeting of Stockholders to be held on March 31, 1998, and any adjournment thereof, and to vote and act for the undersigned on the matters listed on the reverse side which are set forth on the accompanying Proxy Statement.

    THIS PROXY REVOKES ALL PREVIOUS PROXIES. UNLESS SPECIFIED TO THE CONTRARY, IT WILL BE VOTED FOR ALL PROPOSALS. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT.

                               COMPANY HIGHLIGHTS

         1997 WAS ANOTHER RECORD YEAR FOR LEHMAN BROTHERS HOLDINGS INC.

-- THE FIRM REPORTED NET INCOME OF $647 MILLION IN 1997.

-- NET INCOME INCREASED 56% OVER THE PRIOR YEAR'S RESULTS.

-- 1997 EARNINGS PER SHARE WERE $4.72, A 46% INCREASE OVER THE $3.24 REPORTED IN
   1996.

-- THE BOARD OF DIRECTORS CHANGED THE ANNUAL COMMON STOCK DIVIDEND POLICY FROM
   $0.24 TO $0.30 PER SHARE - A 25% INCREASE IN THE DIVIDEND RATE.

                                                                     SEE REVERSE
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE         SIDE

[X]  PLEASE MARK VOTES AS
     IN THIS EXAMPLE.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

1. Election of Class II Directors.
  [ ] FOR                           [ ] WITHHELD

  NOMINEES: Michael L. Ainslie, Roger S. Berlind, Hideichiro Kobayashi, Dina
   Merrill

                                      [ ]
--------------------------------------------------------------------------------
               For all nominees except as noted on the line above

2. Ratification of Ernst & Young LLP as independent auditors for fiscal year
   1998.

[ ] FOR               [ ] AGAINST               [ ] ABSTAIN

3. Approval of Amendments to the 1996 Management Ownership Plan to increase the number of shares of Common Stock available to be granted by 5.5 million shares and to enlarge the class of eligible participants.

[ ] FOR               [ ] AGAINST               [ ] ABSTAIN

4. To act on any business which may properly come before the Annual Meeting or any adjournment thereof.

[ ] FOR               [ ] AGAINST               [ ] ABSTAIN

                                                [ ] MARK HERE FOR ADDRESS CHANGE
                                                    AND NOTE AT LEFT

                                                [ ] MARK HERE IF YOU PLAN TO
                                                    ATTEND THE MEETING

                                                PLEASE SIGN, DATE AND MAIL YOUR
                                                PROXY CARD PROMPTLY IN THE
                                                ENCLOSED ENVELOPE.

                                                IMPORTANT: Please sign exactly
                                                as your name or names appear
                                                hereon and when signing as
                                                attorney, executor,
                                                administrator, trustee or
                                                guardian, please give full title
                                                as such. If the signature is by
                                                a corporation, sign the full
                                                corporate name by a duly
                                                authorized officer.

Signature:
----------------------------------- Date:
------------ Signature:
----------------------------------- Date:
------------

Dear Incentive Plans Participant:

The Annual Meeting of Stockholders of Lehman Brothers Holdings Inc. will be held on March 31, 1998. State Street Bank and Trust Company, as Trustee of the 1997 Trust under Lehman Brothers Holdings Inc. Incentive Plans, will vote the shares held in the Trust as directed by Participants who have Voting Awards allocated to their accounts.

Enclosed in this package are the following materials:

      -- Notice of 1998 Annual Meeting of Stockholders and Proxy Statement explaining the matters to be voted by stockholders at the meeting

      -- Voting Instruction Card

      -- Postage Paid Return Envelope

As a Participant holding Voting Awards under the Plans, you may direct the Trustee how to vote the number of shares of Lehman Brothers Holdings Inc. held in the Trust equivalent to the Voting Awards allocated to you, according to the formula described below. To do so, please place an X in the appropriate boxes on your voting instruction card, sign and date the card, and return it in the enclosed postage paid envelope. Your votes with respect to the matters set forth in the Proxy Statement will not be confidential.

Participants' number of votes will be determined by multiplying the total number of Trust shares existing on the Record Date by a number determined by dividing the number of Voting Awards you own by the total number of Voting Awards voted. For example: if the Trust holds 1,000 shares on the Record Date, you hold 50 Voting Awards, and 600 shares vote, the vote allocated to you would equal 1,000 x 50/600 or 83.33 votes.

BECAUSE YOUR VOTE IS IMPORTANT, YOU ARE STRONGLY ENCOURAGED TO SEND YOUR VOTING INSTRUCTIONS TO THE TRUSTEE AS SOON AS POSSIBLE.


Sincerely,


STATE STREET BANK AND TRUST COMPANY